EXHIBIT 99.1

Your Super, Inc. and Subsidiaries

Unaudited Condensed Consolidated Financial Statements

As of and for the nine months ended September 30, 2022

 and Notes to Unaudited Consolidated Financial Statements

1

Your Super, Inc. and Subsidiaries

Index to Unaudited Condensed Consolidated Financial Statements

Pages

Unaudited Condensed Consolidated Financial Statements	2

Unaudited Condensed Consolidated Balance Sheets as of September 30, 2022 and December 31, 2021 (Audited)	3

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss for the nine months ended September 30, 2022 and 2021.	4

Unaudited Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the nine months ended September 30, 2022 and 2021.	5

Unaudited Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2022 and 2021	6

Notes to Unaudited Condensed Consolidated Financial Statements.	7

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YOUR SUPER, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	September 30, 2022	December 31, 2021
ASSETS		(Audited)
Current assets:
Cash and cash equivalents	$322	$2,274
Accounts receivable, net of allowance for doubtful account of $314 and $9 at September 30, 2022 and December 31, 2021, respectively	886	112
Inventory, net	4,706	6,502
Advances to vendors	304	345
Subscription receivable	-	3,950
Prepayments and other current assets	983	1,219
Total current assets	7,201	14,402
Property and equipment	81	149
Security deposits	63	142
Deferred income taxes	45	55
Total assets	$7,390	$14,748

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Line of credit	$7,614	$9,045
Accrued expenses and other current liabilities	2,894	3,896
Accounts payable	6,350	4,918
Contract Liabilities	970	933
Liability for unissued shares	2	2
Total current liabilities	17,830	18,794
Total liabilities	17,830	18,794

Commitments and contingencies (Note 16)

Redeemable Convertible Preferred Stock
Redeemable convertible preferred stock $0.00001 par value, 179,092,541 shares authorized; 176,350,926 shares issued and outstanding	39,857	39,857

Stockholders’ Deficit
Common stock, voting, $0.00001 par value, 303,586,429 shares authorized; 96,010,595 shares issued and outstanding	1	1
Common stock, non-voting, $0.00001 par value, 30,000,000 shares authorized; 9,792,500 shares issued and outstanding	-	-
Additional paid-in capital	1,034	1,011
Accumulated deficit	(51,826)	(45,020)
Cumulative foreign currency translation adjustment	494	105
Total stockholders’ deficit	(10,440)	(4,046)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$7,390	$14,748

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

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YOUR SUPER, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands)

	Nine Months ended September 30,
	2022	2021

Revenue	$15,623	$40,472
Cost of revenue	6,491	8,365
Gross profit	9,132	32,107

Operating expenses:
Advertising and marketing	1,424	6,914
Shipping and logistics	6,691	31,924
General and administrative	6,754	8,732
Total operating expense	14,869	47,570

Loss from operations	(5,737)	(15,463)

Other income (expense)
Interest expense, net	(557)	(865)
Foreign currency gain, net	(488	66
Other income (expense)	2	(308)
Loss before provision for income tax	(6,780)	(16,570)
Benefit (provision) for income tax	(26)	(28)
Net loss	$(6,806)	$(16,598)
Other comprehensive income (loss)
Foreign currency translation adjustment	389	23
Total comprehensive loss	$(6,417)	$(16,575)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

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YOUR SUPER, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(in thousands, except share amounts)

	Redeemable Convertible Preferred Stock		Preferred Stock		Common Stock - Voting		Common Stock - Non-Voting		Additional Paid-in	Accumulated	Other Comprehensive	Total Stockholders'
	Shares	Amount ($)	Shares	Amount ($)	Shares	Amount ($)	Shares	Amount ($)	Capital ($)	Deficit ($)	(Loss) Income ($)	Equity ($)
Balances at December 31, 2021	176,350,926	39,857	-	-	96,010,595	1	9,792,500	-	1,011	(45,020)	105	(43,903)
Stock-based compensation									23			23
Cumulative translation adjustment	-	-			-	-			-	-	389	389
Net loss	-	-			-	-			-	(6,806)		(6,806)
Balances at September 30, 2022	176,350,926	39,857	-	-	96,010,595	1	9,792,500	-	1,034	(51,826)	494	(50,297)

	Redeemable Convertible Preferred Stock		Preferred Stock		Common Stock - Voting		Common Stock - Non-Voting		Additional Paid-in	Accumulated	Other Comprehensive	Total Stockholders'
	Shares	Amount ($)	Shares	Amount ($)	Shares	Amount ($)	Shares	Amount ($)	Capital ($)	Deficit ($)	(Loss) Income ($)	Equity ($)
Balances at December 31, 2020	142,854,988	18,690	-	-	95,957,252	1	9,792,500	-	918	(17,757)	234	(16,604)
Issuance of common stock - exercise option					40,007	0			6			6
Issuance of Series C redeemable convertible preferred stock	2,027,301	1,500	-	-	-	-	-	-	-	-	-	-
Stock-based compensation	-	-	-	-	-	-	-	-	68	-	-	68
Cumulative translation adjustment	-	-	-	-	-	-	-	-	-	-	23	23
Net loss	-	-	-	-	-	-	-	-	-	(16,598)	-	(16,598)
Balances at September 30, 2021	144,882,289	20,190	-	-	95,997,259	1	-	-	991	(34,355)	257	(33,106)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

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YOUR SUPER, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months ended September 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(6,806)	$(16,598)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	59	54
Loss on sale property and equipment	4	-
Stock-based compensation	23	67
Foreign currency loss	433	-
Estimated tax assessment accrual	-	360
Bad debt expense	305	-
Written of security deposit	76	-
Impairment of inventory	-	1,219
Change in deferred income taxes	-	(81)
Change in operating assets and liabilities:
Vendor cash advances	(20)	111
Prepaid expenses and other current assets	(176)	(291)
Accounts receivable	(1,097)	(81)
Inventories	1,520	(1,151)
Accounts payable	1,432	1,447
Accrued expenses and other current liabilities	(275)	1,667
Deferred revenue	66	231
Net cash used in operating activities	(4,456)	(13,046)

Cash flows from investing activities:
Purchases of property and equipment	(6)	(60)
Proceeds from sale of property and equipment	7
Security deposits	(6)	-
Net cash used in investing activities	(5)	(60)

Cash flows from financing activities:
Borrowings on line of credit	(1,430)	3,495
Proceeds from Series C subscription	3,950	1,506
Proceeds from note payable	-	6,730
Net cash provided by financing activities	2,520	11,731

Effect of exchange rate changes on cash and cash equivalents	(11)	55
Net decrease in cash and cash equivalents	(1,952)	(1,320)
Cash and cash equivalents at beginning of period	2,274	3,500
Cash and cash equivalents at end of period	$322	$2,180

Supplemental cash flow information:
Cash paid for interest	$277	$530
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

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YOUR SUPER, INC. AND SUBSIDIARIES NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (amounts in thousands, except share and per share amounts or as otherwise specified)

1. Description of Business and Basis of Presentation

Your Super, Inc. (together with its subsidiaries, the “Company” or “Your Super”), a Delaware corporation, was organized and incorporated on September 8, 2017 for the purpose of acting as a holding company for its wholly owned subsidiary, Your Superfoods, B.V. (“YSF BV”), a Netherlands corporation and its subsidiaries. YSF BV is a holding company for the business of Your Superfoods GmbH (“YSF GmbH”), a German corporation, and Your Superfoods, Inc.   (“YSF”), a Delaware corporation. The Company’s headquarters is located in Los Angeles, California.

YSF and YSF GmbH, using its proprietary blends, sell organic nutritional superfood powder mixes online, through their website YourSuper.com, primarily in the United States (“U.S.”) and Europe, respectively. The Company starts with organic fresh plant-based ingredients, then dehydrates and processes it into a powder form. In 2020, the Company also began selling organic superfood bars, which are based on the existing line of superfood powder mixes. The products enable customers to get a nutritious boost in water, smoothies, juices, yogurt, shakes, oatmeal, eggs, muesli, and many other foods. The Company also sells accessories such as cookbooks, health journals, smoothie bottles, mugs, mason jars, and bamboo straws.

The Company’s products are manufactured through outsourced unrelated third-party blenders in the U.S. and Germany. The Company’s sales and distribution of products are handled by the third-party logistic companies located in Illinois, Pennsylvania, Georgia, Texas, Florida, California, and Germany. The Company’s products are United States Department of Agriculture (“USDA”) certified organic.

Basis of Presentation

The unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

The information furnished reflects all adjustments, consisting only of normal recurring items which are, in the opinion of management, necessary in order to make the financial statements not misleading. The unaudited financial statements for the nine months ended September 30, 2022 and 2021, are not necessarily indicative of the results for the remainder of the fiscal year. As such, the information included in the condensed consolidated financial statements, should be read in conjunction with the audited financial statements and accompanying notes included the Form 8-K/A, as filed with the Securities and Exchange Commission (“SEC”) by Healing Co. Inc. on March 3, 2023.

Comprehensive loss is composed of two components: net loss and other comprehensive loss. Other comprehensive loss refers to expenses and losses that under U.S. GAAP are recorded as an element of stockholders’ deficit but are excluded from the Company’s net loss. For all periods presented, the Company’s other comprehensive loss is made up of foreign currency translation adjustments related to the Company’s foreign subsidiaries.

Risks and Uncertainties

The Company is subject to a number of risks common to emerging, consumer products companies, including a limited operating history; dependence on key individuals; competition from substitute products and larger companies; the need for additional financing to fund future operations; and the successful development, marketing, and outsourced manufacturing of its products and services as well as the impact of the novel coronavirus disease (“COVID-19”) on the e-commerce industry.

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Liquidity and Going Concern—The accompanying unaudited condensed consolidated financial statements are prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

The Company has incurred net losses, and it expects to continue to incur losses for the near future as investments are made to gain market share and expand its customer base. The Company has never been profitable and has incurred net losses in each year since its inception. The Company incurred net losses of $6.8 million and $16.6 million for the nine months period ended September 30, 2022 and 2021, respectively. As of September 30, 2022, its accumulated deficit was $51.8 million. Further, the Company had a line of credit that fell into default in March 2022, which was subsequently acquired by The Healing Company Inc. (HLCO) (ref: Note 8).  The outstanding balance due to HLCO was forgiven during the year ended December 31, 2022 (ref: Note 17).

The Company’s ability to continue its operations and to meet its capital requirements is dependent on the Company obtaining an increase in total borrowing capacity, and issuance of debt and equity; however, it is uncertain whether it will be successful in such efforts.

There is no assurance that the Company will generate sufficient funding through its operating results or financing activity, raising substantial doubt about the Company’s ability to continue as a going concern within one year of the date the accompanying financial statements are issued. The accompanying financial statements do not include any adjustment that might result from the outcome of this uncertainty.

COVID-19—On March 11, 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) as a pandemic, and on March 13, 2020, the United States declared the pandemic to be a national emergency. COVID-19 has resulted in national, state, and local authorities mandating or recommending isolation measures for large portions of the population, including mandatory business closures. These measures, while intended to protect human life, are expected to have serious adverse impacts on domestic and foreign economies of uncertain severity and duration.

The Company has been classified as an essential business in all jurisdictions in which it operates and has remained open to serve the needs of its customers. The Company’s priority is to continue to serve its customers in a way that protects the health and safety of both employees and customers. Results of operations for the year ended December 31, 2020 have benefited from increased demand from our customers stockpiling food, buying products online and consuming more food at home. However, the ultimate impact of the COVID-19 pandemic on the results of operations for future periods will ultimately depend on the ongoing governmental, industry and consumer actions as global economies continue to recover from the immediate effects of COVID-19.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law. The CARES Act provides numerous tax provisions and other stimulus measures, including temporary suspension of certain payment requirements for the employer portion of Social Security taxes and the creation of certain refundable employee retention credits. These provisions of the CARES Act did not have a significant impact on the Company’s consolidated financial statements. Additional factors which may impact the Company’s ongoing operations include inflation, potential supply chain issues as a result of the aforementioned recovery from the COVID-19 pandemic, the recent war in the Ukraine, climate change and others. These events may have serious adverse impact on domestic and foreign economies which may impact the Company’s operations as a result of a variety of factors including the potential for reduced consumer spending. The Company is unable to predict the ongoing impact of these factors on the Company’s consolidated financial operations.

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2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. The Company bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgements about the carrying values of its assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates, and the Company includes any revisions to its estimates in its results for the period in which the actual amounts become known. Significant estimates in the period include the allowance for doubtful accounts on accounts and other receivables, inventory allowance and impairment, valuation and useful lives of fixed assets, valuation of common stock and stock warrants, stock option valuations, imputed interest on due to related parties, and deferred tax valuation allowance.

Foreign Currency Translation and Transactions

The reporting currency of the Company is the U.S. dollar. The functional currencies of the Company’s Germany and Netherlands subsidiaries are the local currencies. The assets and liabilities of foreign subsidiaries are translated using exchange rates in effect at the consolidated balance sheet date. Revenues and expenses are translated using the average exchange rates prevailing during the period. Exchange-rate differences resulting from translation adjustments are accounted for as a component of accumulated other comprehensive loss. Borrowings in foreign currencies are recorded at the rate of exchange at the time of the transaction and are adjusted for any exchange rate gains or losses as of the balance sheet date.

Translation of amounts from Euro into U.S. dollar has been made at the following exchange rates for the nine months ended September 30, 2022 and 2021

	September 30, 2022	September 30, 2021
Period-end Euro: U.S. dollar exchange rate	$0.9801	$1.1574
Period average Euro: U.S. dollar exchange rate	$1.0644	$1.1984

Translation gains and losses that arise from exchange rate fluctuations from transactions denominated in a currency other than the functional currency are translated, as the case may be, at the rate on the date of the transaction and included in the results of operations as incurred.

Comprehensive Income

ASC Topic 220, Comprehensive Income establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income as defined includes all changes in equity during a period from non-owner sources. Accumulated other comprehensive income, as presented in the accompanying consolidated statements of changes in shareholders’ equity, consists of changes in unrealized gains and losses on foreign currency translation. This comprehensive income is not included in the computation of income tax expense or benefit.

Cash and Cash Equivalents

The Company defines cash and cash equivalents as highly liquid investments with original maturities of 90 days or less at the time of purchase. The Company also considers amounts in transit from payment processors for customer credit card and debit card transactions to be cash and cash equivalents. At September 30, 2022 and December 31, 2021, the Company’s cash and cash equivalents consisted primarily of cash held in checking accounts, and payment in transit from payment processors for customer credit card and debit card transactions.

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Concentration of Risk

Financial instruments that subject the Company to significant concentrations of credit risk primarily consist of cash and cash equivalents. The Company maintains substantially all of its cash and cash equivalents with three financial institutions, which, at times, may exceed federally insured limits. The Company has not incurred any losses associated with this concentration of deposits.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are stated net of an allowance for doubtful accounts. When management becomes aware of circumstances that may decrease the likelihood of collection to a point where a receivable is no longer probable of being collected, it records an allowance against amounts due, which reduces the receivable to the amount that management reasonably believes will be collected. For all other customers, management determines the adequacy of the allowance based on historical loss patterns, the number of days that billings are past due, and an evaluation of the potential risk of loss associated with specific accounts. The Company does not have any off-balance-sheet credit exposure related to its customers.

Inventories

Inventories consist primarily of raw materials, work-in-process (blended superfood powder) and finished goods. Finished goods and work-in-process include direct material, third-party blender, and other overhead costs involved in manufacturing for e-commerce sales. Inventories are stated at the lower of cost or net realizable value, with cost determined using the first-in first-out method. Inventories have been reduced by an allowance for excess, obsolete and unsaleable inventories. The allowance is an estimate based on our management’s review of inventories on hand compared to estimated future usage and sales. The Company performs cycle counts of inventories at its warehouse and distribution center throughout the year. An allowance for inventory shrinkage is established for estimated inventory shrinkage since the last physical inventory date through the reporting date.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization, and depreciated over their estimated lives using the straight-line method. The useful lives of leasehold improvements are determined by the economic useful lives of the assets or the term of the leases, whichever is shorter.

Depreciation and amortization is provided for by the straight-line method over the estimated useful lives as follows:

Property and Equipment	Estimated Useful Life
Computer and other equipment	3-7 years
Office furniture and fixtures	5-7 years
Leasehold improvements	Shorter of lease or useful life

Expenditures for repairs and maintenance are expensed as incurred. When assets have been retired or sold, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the results of operations.

Long-Lived Assets

The Company reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of any asset may not be recoverable. An impairment loss would be recognized when the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than the carrying amount. If an impairment is indicated, the amount of the loss to be recorded is based on an estimate of the difference between the carrying amount and the fair value of the asset. Fair value is based upon discounted estimated cash flows expected to result from the use of the asset and its eventual disposition. There has been no impairment charge for the years presented.

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Classification of Redeemable Convertible Preferred Stock

The Company has applied the guidance in ASC 480-10-S99-3A, SEC Staff Announcement: Classification and Measurement of Redeemable Securities and has therefore classified the Series Seed, A and B redeemable convertible preferred stock as temporary equity. The redeemable convertible preferred stock was recorded outside of stockholders’ deficit because it could become redeemable at the option of the holders due to the occurrence of events that are outside of the control of the Company. In the event of a redemption, proceeds received from the sale of such shares would be distributed in accordance with the liquidation preferences set forth in the Company’s Certificate of Incorporation, as amended and restated.

Contract liabilities

Deferred revenue, a contract liability, primarily consists of arrangement consideration collected in advance of order fulfillment and unsatisfied obligations related to outstanding loyalty points. The Company expects that the majority the revenue deferrals recorded at the balance sheet date will be recognized as revenue in the next 12 months as performance obligations are satisfied. Sales taxes collected from customers and remitted to government authorities are excluded from revenue and deferred revenue. During December 2020, the Company changed its terms of agreements with all customers to pass ownership upon shipment. Prior to the changed agreement terms, the Company recognized revenue upon delivery to its customers.

Starting in 2019, the Company offers a loyalty program to its customers which incorporates a points system for activities on the Company’s website, such as reviews, referrals, and purchases. Customers accumulate points based on their level of spending and type of participation. The points can be redeemed for purchases of goods offered at the Company’s websites. The Company defers the stand-alone selling price of earned reward points, net of rewards not expected to be redeemed (known as “breakage”), as liability for outstanding loyalty points. To estimate the stand-alone selling price for the points, the Company considers the stated redemption value per point dictated by the terms of the loyalty programs and then estimates the future breakage of reward points based on historical member activity. Upon redemption of points by customer, the Company recognizes revenue and reduces corresponding deferred revenue. The Company records breakage revenue of unredeemed points based on expected customer redemptions.

Fair Value Measurements

The Company applies the provisions of ASC 820, Fair Value Measurements, for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements. ASC 820 establishes a framework for measuring fair value and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received when selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining the fair value for the assets and liabilities required or permitted to be recorded, the Company considers the principal or most advantageous market in which it would transact, and it considers assumptions that market participants would use when pricing the asset or liability.

ASC 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes three levels of inputs that may be used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2—Quoted prices, other than those in Level 1, in markets that are not active or for similar assets and liabilities, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability;

Level 3—Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

There were no transfers between level 1, level 2 or level 3 measurements during the years ended December 31, 2021 and 2020. The Company believes that the carrying amounts of cash and cash equivalents, accounts payable, and short-term borrowings approximate fair value based on either their short-term nature or on terms currently available to the Company in financial markets.

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Leases

The Company leases office space in Los Angeles, California and Berlin, Germany under non-cancellable operating leases with various expiration dates.

Revenue Recognition

Revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. The Company accounts for revenue contracts with customers by applying the requirements of ASC 606, Revenue from Contracts with Customers, which includes the following five steps:

i.	Identification of the contract with a customer.

ii.	Identification of the performance obligations in the contract.

iii.	Determination of the transaction price.

iv.	Allocation of the transaction price to the performance obligations in the contract.

v.	Recognition of revenue as the entity satisfies a performance obligation.

During December 2020, the Company updated its terms of sale to state that when a customer purchases product from the Company, ownership of the product transfers to them at the point of shipment and the Company has an enforceable right to payment for product sold at that time. Accordingly, the customer has control of the product purchased from the Company starting at the point of shipment. The risk of loss or damage during shipment resides exclusively with the shipping carrier and the Company assumes no obligation for loss or damage of product while in transit to the customer. As a result of this change in terms of sale, the Company recognizes revenue, including shipping revenue, when performance obligations are satisfied through the transfer of control of promised goods to the Company’s customers, which is at the point of shipment.

Sales are recorded net of returns, discounts, and any taxes collected from customers and remitted to government authorities.

The Company generates its revenues through sales of its organic nutritional superfood powder mixes predominantly through sales online at its website YourSuper.com.

Cost of Revenue

Cost of revenue primarily consists of costs associated with the purchase of superfood products from third-party manufacturers. These costs include ingredients, packaging, third party manufacturing costs and freight-in shipping.

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Operating Expenses

Operating expenses consist of advertising and marketing, shipping and logistics and general and administrative. The largest single component of operating expenses is advertising and marketing expenses, which consist of online advertising expenses, as well as salary expense for sales and marketing employees, as the Company operates in the e-commerce space. The Company expenses advertising costs as incurred. The Company incurred third party advertising expenses of $5.4 million and $25.91 million for the nine months period ended September 30, 2022 and 2021, respectively. The Company treats shipping and handling activities as fulfillment cost and is presented under operating expenses in the accompanying consolidated statements of operations and comprehensive loss.  Shipping and logistics expenses consist primarily of costs incurred to ship products to the customer. General and administrative consists of salaries for non-sales and non-marketing employees, commissions and bonuses, employee benefit costs, stock-based compensation, professional fees, bank processing fees, donations, and rent.

Stock-Based Compensation

The Company measures and records compensation expense related to stock-based awards based on the fair value of those awards as determined on the date of the grant. The Company recognizes stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period and uses the straight-line method to recognize stock-based compensation. The Company uses the Black-Scholes-Merton (“Black-Scholes”) option-pricing model to determine the estimated fair value of stock option awards. The Black-Scholes option-pricing model requires estimates of highly subjective assumptions, which affect the fair value of each stock option. Forfeitures are accounted for as they are incurred, and reverse previously recognized stock compensation costs related to the unvested portion of the forfeited award in the period of forfeiture.

The Company calculates the fair value of stock options granted to employees by using the following assumptions:

Expected Volatility—The Company estimates volatility for stock option grants by evaluating the average historical volatility of a peer group of companies for the period immediately preceding the stock option grant for a term that is approximately equal to the stock options’ expected term.

Expected Term—The expected term of the Company’s stock options represents the period that the stock-based awards are expected to be outstanding. The Company has elected to use the midpoint of the stock options vesting term and contractual expiration period to compute the expected term, as the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.

Risk-Free Interest Rate—The risk-free interest rate is based on the implied yield currently available on U.S. Treasury zero-coupon issues with a term that is equal to the stock options’ expected term at the grant date.

Dividend Yield—The Company has not declared or paid dividends to date and does not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.

Grant Price—The grant price of the stock option issuances is determined based on the estimated fair value of the underlying shares at the date of grant.

Product Warranties

The Company’s provision for estimated future warranty costs is based upon historical relationship of warranty claims to sales. Based upon historical sales trends and warranties provided by the Company’s, the Company has concluded that no warranty liability is required as of September 31, 2022 and December 31, 2021. To date, product allowance and returns have been minimal and, based on its experience, the Company believes that returns of its products will continue to be minimal.

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Warrants

In connection with certain financing, consulting and collaboration arrangements, the Company has issued warrants to purchase shares of its Preferred stock and common stock. The outstanding warrants are standalone instruments that are not puttable or mandatorily redeemable by the holder and are classified as equity awards. The Company measures the fair value of the awards using a Black-Scholes Option Pricing Model as of the measurement date. The Company uses a Black-Scholes option model to estimate the fair value of compensation warrants. Warrants issued in conjunction with the issuance of common stock are initially recorded at fair value as a reduction in additional paid-in capital of the common stock issued. All other warrants are recorded at fair value as expense over the requisite service period, or at the date of issuance, if there is not a service period.

Commitments and Contingencies

The Company follows the ASC 450-20, Commitments to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or un-asserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or un-asserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Income and Other Taxes

Income taxes are accounted for using the asset and liability method in accordance with ASC 740, Income Taxes (“ASC 740”). Income taxes are provided for the tax effect of transactions reported in the consolidated financial statements and consist of taxes currently due, plus deferred taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax basis, measured by enacted tax rates for years in which taxes are expected to be paid or recovered.

The Company recognizes deferred tax assets to the extent that we believe these assets are more likely than not to be realized. In making such a determination, we consider all available negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, carryback potential if permitted under the tax law, and results of recent operations. If it is determined that the deferred tax assets will not be able to be realized in the future in excess of the recorded amount, an adjustment is made to the deferred tax assets, which would reduce the provision for income taxes.

The Company recognizes the tax benefit of uncertain tax positions to the extent that the benefit will more likely than not be realized. Management has evaluated significant tax positions against the criteria established by professional standards and believes there are no such tax positions requiring accounting recognition in the consolidated financial statements. Management does not believe its evaluation of tax positions will significantly change within 12 months of December 31, 2020. Any changes in tax positions will be recorded when the ultimate outcome becomes known. The Company’s income tax returns are subject to examination by taxing authorities in jurisdictions in which the Company operates.

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The Company recognizes the effect of uncertain income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that has a greater than 50% likelihood of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties related to uncertain tax positions in Income tax expense on the consolidated statements of operations and comprehensive loss.

New Accounting Pronouncements

No new accounting pronouncements were issued or became effective in the period that had, or are expected to have, a material impact on our consolidated Financial Statements.

3. Revenue

Disaggregation of Revenue

The following table presents the Company’s revenue from contracts with customers, disaggregated by Company location:

	Nine Months Ended September 30, 2022	Year ended December 31, 2021

U.S.	$11,425	$32,513
Europe	4,198	16,692
Total	$15,623	$49,205

For the nine month period ended September 30, 2022 and year ended December 31, 2021, the Company had no customers who accounted for greater than 10% of total revenue. The Company primarily views its disaggregated revenue on a geographic basis.

Contract Liabilities

The deferred revenue balances were as follows:

	Nine Months Ended September 30, 2022	Year ended December 31, 2021
Deferred revenue, beginning of the period	$933	$634
Deferred revenue, end of the period, including rewards liabilities	970	933
Revenue recognized in the period from amounts included in deferred revenue at the beginning of the period	$(933)	$(634)

The Company records a liability for outstanding loyalty points earned by customers. As of September 30, 2022, and December 31, 2021, the liability for outstanding loyalty points amounted approximately $778 and $865, respectively, and is included in deferred revenue in the accompanying consolidated balance sheets.

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Sales Returns Reserve

The Company offers a 30-day satisfaction guarantee and sales return refunds to its customers on their first order or first subscription order. The Company records a liability for estimated sales return refunds, which is based on historical returns and is included within accrued expenses on the consolidated balance sheet.

The reserve amounted to approximately $0.1 and $0.1 million as of September 30, 2022 and December 31, 2021, respectively, and is included in accrued expenses and other current liabilities in the accompanying consolidated balance sheets.

The Company’s sales returns reserve was comprised of the following:

Balance as of January 1, 2021	$123
Charges to Costs and Expenses	9
Deductions	(31)
Balance as of December 31, 2021	100
Charges to Costs and Expenses	-
Deductions	-
Balance as of September 30, 2022	$100

4. Accounts Receivable, Net

Account receivable consisted of the following:

	September 30, 2022	December 31, 2021
Accounts receivable	$1,200	$121
Less: allowance for doubtful accounts	(314)	(9)
Total	$886	$112

Allowance for Doubtful Accounts

The Company records an allowance for doubtful accounts, based on historical bad debts, which amounted to an allowance of approximately $314 and $9 as of September 30, 2022 and December 31, 2021, respectively.

The Company’s allowance for doubtful accounts was comprised of the following:

Balance as of January 1, 2021	$43
Charges to Costs and Expenses	(34)
Deductions
Balance as of December 31, 2021	9
Charges to Costs and Expenses	305
Deductions
Balance as of September 30, 2022	$314

5. Inventory

The following table presents the detail of inventory:

	September 30, 2022	December 31, 2021
Raw material	$3,391	$4,169
Work-in-process	544	915
Finished goods	771	1,418
Total	$4,706	$6,502

The Company wrote down inventory across various operating locations and inventory categories during the year ended December 31, 2021 in the total amount of $2,101.  There were no inventory write-offs during the nine months ended September 30, 20222.

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6. Property and Equipment

Property and equipment consist of the following:

	Years Ended December 31,
	September 30, 2022	December 31, 2021
Computer equipment	$224	$216
Furniture and fixtures	25	25
Leasehold improvements	-	25
	249	266
Less: accumulated depreciation	(168)	(117)
Property and equipment, net	$81	$149

Depreciation expense for the nine months period ended September 31, 2022 and 2021, was $59 and $54, respectively, and is included within general and administrative expense within the consolidated statements of operations and comprehensive loss. There are no assets held under capital leases.

7. Accrued Expenses and Other Current Liabilities

The following table presents the detail of accrued expenses and other current liabilities:

	September 30, 2022	December 31, 2021
Accrued payroll and vacation	$112	$226
Accrued returns	103	100
Accrued shipping (a)	43	470
Accrued donations (b)	-	373
Accrued advertising (c)	39	894
Sales tax payable	-	220
Credit cards payable	471	33
Income taxes payable	41	45
VAT payable (d)	412	626
Warehouse fulfillment allocation fees	705	381
Estimated tax assessment	392	455
Other accrued expenses (e)	576	73
Total accrued expenses and other current liabilities	$2,894	$3,896

(a)	Accrued shipping includes amounts payable to vendors for shipping costs incurred at year end and invoiced subsequently;
(b)	Accrued donations, includes amounts for finished goods near expiry at various fulfilment centers marked for donation;
(c)	Accrued advertising includes amounts payable to our advertising partners incurred at year end and invoiced subsequently;
(d)	VAT payable represents the liability for sales tax payable with respect to product sales in Europe;
(e)

Other accrued expenses, includes accounting fees, contractor fees, professional fees and other related charges incurred during the periods ended September 30, 2022 and December 31, 2021, respectively, but invoiced subsequently.

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8. Line of Credit

During 2019, the Company obtained a revolving line of credit facility with CircleUp Credit Advisors LLC, an unrelated party, in which it may borrow a maximum of $3.0 million, on a revolving loan basis, subject to certain covenants. On September 28, 2020, the agreement was amended to increase the amount it may borrow to $6.0 million, through December 19, 2021. On January 24, 2021, the Company and CircleUp Credit Advisors LLC amended the credit facility agreement to increase the amount it may borrow to $7.0 million. On February 18, 2021, the Company and CircleUp Credit Advisors LLC extended the maturity date on the line of credit facility to March 31, 2022. On June 16, 2021, the Company and CircleUp Credit Advisors LLC amended the terms of the line of credit facility. The amended terms increased the maximum borrowing capacity to $9.5 million through November 30, 2021. The maturity date on the line of credit facility remained March 31, 2022. Subsequent to March 2022 the credit facility fell into default and the Company and the lender entered into settlement negotiations, including termination of interest accruals effective July 2022.

On September 9, 2022, The Healing Company Inc. (HLCO) entered into a loan purchase and sale agreement (the “Agreement”) with CircleUp Credit Advisors LLC (the “Seller”), pursuant to which HLCO agreed to purchase from the Seller all loans and loan accommodations (the “Loan”) made by the Seller to Your Superfoods, Inc. and Your Super, Inc. (together, “Your Super Company”). Pursuant to the terms of the Agreement, as consideration for purchase of the Loan, HLCO made a cash payment of $2.0 million to the Seller and issued the Seller a warrant to purchase 1,500,000 restricted shares of HLCO common stock.  As of the date of the Agreement, the outstanding principal amount of the Loan along with accrued but unpaid interest was approximately $7.6 million. As a result, HLCO become the Company’s primary creditor. The Loan stopped accruing interest on July 22, 2022 at which time Your Super Company was in default.

As of September 30, 2022 and December 31, 202, the total outstanding balance on this facility was $7.6 million and $9.0 million, respectively. The line of credit facility bears interest at a rate of 9% per annum, The line of credit was classified as a current liability in both 2022 and 2021 as the agreement has a one-year maturity date, which is renewable each year. Borrowings under this credit facility are collateralized by substantially all of the assets of the Company. Subsequent to September 30, 2022 (ref: Note 17) the loan was forgiven in full by HLCO in conjunction with the purpose of substantially all of the operating assets of the Company.

As of September 30, 2022 and December 31, 2021, accrued interest on the credit facility amounted to $0 and $16, respectively.

Interest expense on the credit facility for the nine months ended September 30, 2022 and 2021, was $261 and $647, respectively.

9. Convertible Notes

During April 2021, the Company issued $4.0 million of convertible notes (the “Convertible Notes”) to various lenders. The Convertible Notes mature in October 2022 and bear interest at a rate of 8% per annum, payable at maturity. The Convertible Notes become convertible at the option of the lender if the Company completes an equity financing for gross proceeds of less than $10.0 million and will be convertible at a conversion rate of 75% of the per-share price of the securities offered in such financing. The Convertible Notes will automatically convert at a conversion rate equal to the lesser of i) 75% of the per-share price of the securities offered in the financing, or ii) the per-share price of the securities offered in the financing if calculated at an assumed $250.0 million fully diluted pre-money equity value of the Company, if the Company completes an equity financing for gross proceeds equal to or exceeding $10.0 million.

During June 2021, the Company issued an Additional convertible note for $2.0 million to a third-party lender, as well as an additional convertible note for $0.8 million to another third-party lender during July 2021 (collectively, the “Additional Convertible Notes”). Each of these Additional Convertible Notes has identical terms as the Convertible Notes issued during April 2021.

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On December 30, 2021, Additional Convertible Notes in the principal amount of $6.7 million plus the unpaid interest of $0.4 million were converted into 16,218,465 shares of Series C-3 Redeemable Convertible Preferred Stock.

As of December 31, 2021, the total outstanding balance of the Convertible Notes was $0.

As of December 31, 2021, accrued interest on the Convertible Notes was $0.

Interest expense for the nine months ended September 30, 2022 and 2021 on the Convertible Notes was $0 and $217.

10. Promissory Notes with Warrants

During November 2021, the Company issued $1.5 million of promissory notes (the “Promissory Notes”) to PowerPlant Ventures (“PowerPlant”). The Promissory Notes mature in December 2021 and bear interest at a rate of 2% per annum, payable at maturity.

As additional consideration, the Company issued an exercisable stock purchase warrant for up to 2,534,126 shares (the “Warrant Shares”) of the Company’s most senior class of preferred stock with respect to right of payment (the “Preferred Stock”) at an exercise price of $0.3699 per share (the “Exercise Price”). All Warrant Shares are vested as of the issuance date. (“Initial Warrants”) If the principal amount and accrued and unpaid interest of Promissory Notes is not repaid by the Company on or before December 31, 2021, then the Initial Warrants shall be cancelled, and in exchange, the Company issued warrant exercisable for up to 6,081,903 shares (the “Warrant Shares”) of the Company’s most senior class of preferred stock with respect to right of payment (the “Preferred Stock”) at an exercise price of $0.001 per share (the “Exercise Price”). The Exercise Price and the number of Warrant Shares purchasable are subjected to adjustment in certain considerations.

As of December 31, 2021, the Company repaid in full the principal amount of $1.5 million in cash as well as all accrued interest totaling $4 in cash.

As of December 31, 2021, the total outstanding balance on the Promissory Notes was $0.

As of December 31, 2021, accrued interest on the Promissory Notes was $0.

Interest expense for the nine months period ended September 30, 2022 and 2021 on the Promissory Notes was $0.

11.  Redeemable Convertible Preferred Stock

Prior to 2018, the Company entered into a Series Seed Redeemable Convertible Preferred Stock purchase agreement (“Series Seed Agreement”) with various investors to subscribe 25,774,600 shares of Seed Series Redeemable Convertible Preferred Stock (on a post-split basis) at a price of $0.03 per share for an aggregate purchase price of $0.7 million.

On December 31, 2018 the Company entered into a Series A Redeemable Convertible Preferred Stock purchase agreement (Series A Agreement”) with various investors to subscribe 513,217 shares of Series A Redeemable Convertible Preferred Stock at a price of $9.94 per share for an aggregate purchase price of $5.1 million. In connection with this offering, the Company incurred fees of $0.1 million that were recorded as an offset to the carrying value of the Series A Redeemable Convertible Preferred Stock.

On December 31, 2018, convertible notes with an outstanding balance of $1.9 million converted into 415,022 shares of Series A Preferred Stock.

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On December 23, 2019, the Company entered into a Series B Redeemable Convertible Preferred Stock purchase agreement (“Series B Agreement”) with PowerPlant and other investors to subscribe 22,235,114 shares of Series B Redeemable Convertible Preferred Stock at a price of $0.495 per share (“Series B Original Issue Price”) for an aggregate purchase price of $11.0 million.

On December 23, 2019, in accordance with the provisions of the Series B Agreement, the Company completed an offering and issued 12,128,244 shares of Series B Redeemable Convertible Preferred Stock for aggregate cash proceeds of $6.0 million to PowerPlant. In connection with this offering, the Company incurred fees of $98. The Company recorded the portion of these fees related to non-currently redeemable convertible preferred stock as an offset to the carrying value of the redeemable convertible preferred stock, with the remainder expensed as incurred.

During February 2020, the Company completed an offering of Series B Redeemable Convertible Preferred Stock and issued 3,032,061 and 7,074,809 shares to PowerPlant and other investors, respectively, for aggregate cash proceeds of $5.0 million. In connection with this offering, the Company incurred fees of $17. The Company recorded the portion of these fees related to non-currently redeemable convertible preferred stock as an offset to the carrying value of the redeemable convertible preferred stock, with the remainder expensed as incurred.

During September 2021, the Company completed an offering of Series C-1 Redeemable Convertible Preferred Stock and issued 1,351,534 and 675,767 shares to PowerPlant and other investors, respectively, for aggregate cash proceeds of $1.5 million. In connection with this offering, the Company incurred fees of $77. The Company recorded the portion of these fees related to non-currently redeemable convertible preferred stock as an offset to the carrying value of the redeemable convertible preferred stock, with the remainder expensed as incurred.

During December 2021, the Company completed an offering of Series C-2 Redeemable Convertible Preferred Stock and issued 15,250,172 shares to investors, for aggregate cash proceeds of $8.9 million. As of December 31, 2021, $4 million cash proceeds are not received and recorded as subscription receivable on the balance sheet. In connection with this offering, the Company incurred fees of $40. The Company recorded the portion of these fees related to non-currently redeemable convertible preferred stock as an offset to the carrying value of the redeemable convertible preferred stock, with the remainder expensed as incurred. Further the Company recorded $400 in other expense due to uncollectable proceeds.

During December 2021, the Company completed an offering of Series C-3 Redeemable Convertible Preferred Stock and issued 16,218,465 shares to convertible note holders, for converted of $6.8 million in principal and $0.4 million in interest payable. In connection with this conversion, the Company incurred other expense fees of $2.4 million.

Redeemable convertible preferred stock consisted of the following:

The following tables, reported in dollars, provide a reconciliation of the beginning and ending balances of the liabilities.

	September 30, 2022 and December 31, 2021
	Preferred Shares Authorized	Preferred Shares Issued and Outstanding	Average Issuance Price Per Share	Liquidation Preference	Carrying Value
Series Seed	25,774,600	25,774,600	$0.03	$677,872	$677,872
Series A	92,823,900	92,823,900	$0.08	$7,033,298	$6,919,466
Series B	24,256,500	24,256,488	$0.49	$12,000,000	$11,884,836
Series C - 1	2,027,301	2,027,301	$0.74	$1,500,000	$1,423,162
Series C - 2	17,991,775	15,250,172	$0.58	$8,900,000	$8,459,933
Series C - 3	16,218,465	16,218,465	$0.44	$7,098,822	$7,098,822

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The redeemable convertible preferred stock has the rights, preferences, and privileges described as follows:

Voting—Each holder of outstanding shares of redeemable convertible preferred stock is entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of redeemable convertible preferred stock held by such holder are convertible as of the record date.

The holders of Series A and Series B redeemable convertible preferred stock, voting together as a separate class, are entitled to elect one director of the Company.

Conversion—Each share of redeemable convertible preferred stock shall be convertible, at the option of the holder thereof, at any time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of voting common stock as is determined by dividing the applicable original issue price by the applicable conversion price in effect at the time of conversion. Such initial conversion price, and the rate at which shares of preferred stock may be converted into shares of common stock, shall be subject to adjustment as provided in the Company’s Certificate of Incorporation, as amended and restated.

Each share of redeemable convertible preferred stock shall automatically convert into shares of common stock upon the affirmative vote or written consent of the holders of a majority of the redeemable convertible preferred stock, voting together as a single class on an as-converted basis. Each share of redeemable convertible preferred stock shall also automatically convert into shares of common stock upon the closing of the sale of shares of common stock to the public in a firm-commitment underwritten public offering with an implied pre-money valuation of the Company of at least $30.0 million and which yields gross cash proceeds to the Company of not less than $5.0 million in the aggregate pursuant to an effective registration statement.

Redemption— The redeemable convertible preferred stock do not contain any mandatory redemption provisions. In accordance with ASC Topic 480-10-S99-3A, SEC Staff Announcement: Classification and Measurement of Redeemable Securities, preferred stock issued with redemption provisions that are outside of the control of the Company or that contain certain redemption rights in a deemed liquidation event is required to be classified as temporary equity in the mezzanine section of the balance sheets. Each series of redeemable convertible preferred stock is redeemable upon the occurrence of a deemed liquidation event, which is outside of the control of the Company. Therefore, these shares are classified as temporary equity. Any of the following will be considered a liquidation event: (a) a merger or consolidation in which (1) the Corporation is a constituent party or (2) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for equity securities that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the equity securities of the surviving or resulting party (or, if the surviving or resulting party is a wholly owned subsidiary of another party immediately following such merger or consolidation, the parent of such surviving or resulting party); provided that all shares of common stock issuable upon exercise of options or warrants outstanding immediately prior to such merger or consolidation or upon conversion of convertible securities outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, deemed to be converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of common stock are converted or exchanged; (b) The sale, transfer, exclusive license, assignment, conveyance or other disposition (including by merger or consolidation, but excluding any sales by shareholders made as part of an underwritten public offering of the Company’s securities) in one transaction or a series of related transactions, of at least a majority, by voting power, of the equity securities of the Corporation; or (c) The sale or exclusive lease of all or substantially all of the assets of the Company.

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Dividends—The holders of redeemable convertible preferred stock are entitled to receive dividends on a pari passu basis, when, as and if declared by the Board, out of any assets at the time legally available, equal to the product of (a) the dividend payable on each share of common stock determined as if all shares of redeemable convertible preferred stock had been converted into common stock and (b) the number of shares of common stock issuable upon conversion of such share of redeemable convertible preferred stock into common stock, in each case calculated on the record date for determination of holders entitled to receive such dividend. The right to receive dividends is not cumulative, and no right to dividends shall accrue to holders of redeemable convertible preferred stock by reason of the fact that dividends are not declared or paid. During December 31, 2020 and 2019, the Company has not declared any dividends to its stockholders.

Liquidation Preference—In the event of any liquidation, dissolution, or winding-up of the Company, the holders of Series B redeemable convertible preferred stock shall be entitled to receive, ratably, prior and in preference to any distribution of the assets or funds of the Company to the holders of common stock, an amount equal to the original issuance price per share plus any accrued and unpaid dividends. If the Company has insufficient funds to permit payment of the liquidation preference in full to the holders of the Series B redeemable convertible preferred stock, then the assets of the Company shall be distributed ratably to the Series B preferred stockholders in proportion to their respective liquidation preference. Once the Series B preferred stockholders have been paid in full, the holders of Series Seed and Series A redeemable convertible preferred stock, together on a pari passu basis, shall be paid in the same fashion as the Series B preferred stockholders.

12.  Common Stock

The Company had 303,586,429 authorized shares of $0.00001 par value voting common stock at September 30, 2022 and December 31, 2021, respectively. The Company had 96,010,595 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively. The holders of the voting common stock are entitled to one vote for each share of common stock held at all meetings of stockholders.

The Company had 30,000,000 authorized shares of $0.00001 par value non-voting common stock at September 30, 2022 and December 31, 2021, respectively. The Company had 9,792,500 shares issued and outstanding at September 30, 2022 and December 31, 2021.

During 2021, the Company issued 53,343 shares of voting common stock from exercise stock options and accepted exercise notices for an additional 12,500 shares which remained unissued at December 31, 2021. The unissued shares are reflected on the Company’s balance sheets as a liability for unissued shares of $2.

During the nine months ended September 30, 2022 there were no additional shares of voting stock issued.

The Company had reserved shares of common stock for issuance in connection with the following:

	September 30, 2022	December 31, 2021
Conversion of preferred stock	176,350,926	176,350,926
Stock option outstanding	8,522,600	8,522,600
Shares available for grant under the Stock Incentive Plan	4,645,900	4,645,900
Warrants outstanding	3,212,817	3,212,817
Total	192,732,243	192,732,243

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13. Stock-Based Compensation

On November 28, 2017, the Board approved the Your Super, Inc. 2017 Stock Option and Grant Plan, (the “2017 Plan”) which is administered by a Committee of the Board (the “Committee”).

In accordance with the 2017 Plan, the Committee may issue stock options to officers, employees, directors, consultants, advisors, manufacturers, distributors, brokers and other key persons of the Company to purchase common stock. There were no stock options granted to nonemployees during 2022 and 2021. The Company has only granted stock options to one nonemployee in 2017. Each stock option award has specific vesting terms for each stock option grant allowing vesting of the options over two to four years depending upon the terms of the award. Total cumulative shares of 13,903,500 may be granted as of December 31, 2021 and 2020 and must be exercised within ten years after the date the stock option is granted. As of September 30, 2022 and December 31, 2021, there were 8,522,600 and 8,522,600 stock options outstanding, respectively, and 4,645,900 shares available for issuance by the Company under the 2017 Plan.

A summary of the status of the stock options as of September 30, 2022, and changes during the year then ended is presented below:

	Number of	Weighted- Average Exercise	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic
	Options	Price	(in years)	Value
Outstanding as of January 1, 2022	8,522,600	$0.09	6.79	$3,013
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited or cancelled	(3,998,300)	$0.13	-	-
Outstanding as of September 30, 2022	4,524,300	$0.06	5.87	$1,742
Options exercisable as of September 30, 2022	4,363,903	$0.05	5.80	$1,718
Options uninvested as of September 30, 2022	160,397	$0.32	7.95	24

A summary of the status of the stock options as of December 31, 2021, and changes during the year then ended is presented below:

	Number of	Weighted- Average Exercise	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic
	Options	Price	(in years)	Value
Outstanding as of January 1, 2021	9,257,600	$0.10	8.35	$3,210
Granted	-	-	-	-
Exercised	(65,843)	$0.13	-	-
Forfeited or cancelled	(669,157)	0.19	-	-
Outstanding as of December 31, 2021	8,522,600	$0.09	6.79	$3,013
Options exercisable as of December 31, 2021	6,561,603	$0.06	6.92	$2,477
Options uninvested as of December 31, 2021	1,960,997	$0.17	8.46	536

During the year ended December 31, 2021, a total of 65,843 options were exercised and a total of 53,343 common shares issued to the optionees with a total of 12,500 shares remaining unissued at December 31, 2021. The unissued shares are reflected on the Company’s balance sheets as a liability for unissued shares of $2.

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There were no shares granted during the nine months ended September 30, 2022 or during the year ended December 31, 2021. The total fair value of stock options vested during the nine month periods ended September 30, 2022 and 2021 were $23 and $67, respectively. As of September 30, 2022 and December 31, 2021, total compensation cost not yet recognized related to unvested stock options was less than $0.01 and less than $0.1 million, respectively, which is expected to be recognized over a weighted average period of 0.08 and 0.69 years, respectively.

Stock-Based Compensation Expense—Stock-based compensation expense was $23 and $100 for the nine month period ended September 30, 2022 and the year ended December 31, 2021, respectively. Stock-based compensation expense is included in general and administrative expense in the consolidated statements of operations and comprehensive loss.

14. Warrants

We have the following outstanding warrants to purchase our common stock at September 30, 2022 and December 31, 2021:

Weighted
		Weighted	Average
		Average	(Remaining	Aggregate
	Number of	Exercise	Term in	Intrinsic
	Shares	Price	years)	Value
Balance December 31, 2020	-	$-	-	$-
Granted	3,212,817	0.37	10	687
Exercised	-
Expired or cancelled	-
Balance December 31, 2021	3,212,817	$0.37	9.87	$687
Balance September 30, 2022	3,212,817	$0.37	9.12	$687

The total fair value of warrant during the year ended December 31, 2021 was $1.4 million, was expensed on issue and recorded as other expenses in the consolidated statements of operations.

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Stock Warrant Valuation—The Company valued these warrants using the Black Scholes model with the following assumptions used to estimate the fair value of stock warrants granted during the year ended December 31, 2021 as follows:

December 31,
2021
Exercise price	0.37
Risk-free interest rate	1.56%
Expected term (in years)	10
Expected volatility	52.74%
Expected dividend yield	0.00%
Share price	0.74

15.  Commitments and Contingencies

Legal Proceedings

On June 21, 2022 and June 22, 2022, counsel for Your Superfoods, Inc. received trademark infringement notices from Shopify Inc. (“Shopify”) on behalf of Ogilvie Brands, Inc. (“Ogilvie”), alleging that Your Super’s “GUT FEELING” product infringes Ogilvie’s “GUT FEELINGS PROBIOTIC” trademark. On June 28, 2022, counsel for Your Superfoods sent a response letter to Shopify explaining the lack of a likelihood of confusion between the Your Super’s use of “GUT FEELING” and Ogilvie’s trademark, especially in light of the differences between the marks and the crowded field of dietary supplement marks containing the terms “GUT” and “FEELING.” Your Superfoods and Ogilvie are currently in settlement negotiations regarding this matter.

On July 14, 2022, a complaint was filed in the Superior Court for the State of California, County of Santa Clara, against Spinaca Farms, Inc., a supplier of Your Super. The complaint alleges (i) non-payment of certain invoices and (ii) a claim for reimbursement of certain custom products held by the plaintiff.  Your Super and Spinaca Farms entered into a settlement agreement regarding these claims on November 7, 2022 for certain cash consideration and the complaint was dismissed.

On September 19, 2022, Your Super received notice of an arbitration proceeding commenced against Your Super by Power Digital Marketing, a service provider of Your Super. The parties entered into a settlement for certain cash consideration in November 2022, and the arbitration proceeding was dismissed.

From time to time, the Company may be involved in legal actions arising in the ordinary course of business. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be resolved unfavorably. The Company establishes accruals for losses that management deems to be probable and subject to reasonable estimate. As of September 30, 2022, the Company does not expect any claims with a reasonably possible adverse outcome to have a material impact to the Company.

Sales and Use Tax Returns

During the nine months ended September 30, 2022 the Company had sales in all 50 states in the U.S.; however, the Company was only registered to collect and file sales and use tax returns in the state of California, Georgia, and Illinois. Based on a sales tax nexus study performed, management concluded that the Company had sales tax nexus in 10 states, including Illinois, where sales of its superfood products were subject to state or local sales tax. Due to the presence of sales tax nexus, the Company should have collected state or local sales tax in other states and filed sales and use tax returns in certain additional States commencing in fiscal 2020. The total accrued sales and use tax, including interest and penalties, for past due returns is currently estimated to be approximately $0.2, However, the actual liability could differ from the estimate, as the Company is currently in the process of registration to do business in various states in the U.S. and filing required sales and use tax returns for each of the years ended December 31, 2021 and 2020.

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16. Related Parties

Consulting Fee

During the nine months ended September 30, 2022 and 2021, YSF GmbH was charged for performance marketing management services approximately $65 and $83, respectively by a family member of one of the Company’s minority stockholders.

17. Subsequent Events

The Company evaluated subsequent events from September 30, 2022 to the date the financial statements were available to be issued, for events requiring adjustment to or disclosure in the consolidated financial statements. Except as discussed below, there are no events that require adjustment to or disclosure in the consolidated financial statements.

Asset Purchase Agreement

On October 13, 2022, HLCO and HLCO Borrower, LLC, a Delaware limited liability company (either being referred to as the “Buyer”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Your Super, Inc., (the “Seller”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the stockholders (the “Stockholders”) of the Seller (in such capacity, the “Stockholders’ Representative”), pursuant to which the Buyer agreed to acquire (the “Acquisition”) substantially all of the Seller’s right, title and interest in and to all of the assets, properties, rights, interests, claims and goodwill of the Seller, tangible and intangible, of every kind and description, including all of the capital stock of the subsidiaries of the Seller (the “Business”).

Under the Purchase Agreement, the total consideration to be paid by the Buyer for the Business at the closing (the “Closing”) of the transactions contemplated by the Purchase Agreement will consist of (i) 3,200,000 shares of HLCO common stock (the “Buyer Shares”) valued at $2.50 per share for an aggregate value of $8 million and (ii) the forgiveness of $7.6 million of outstanding debt of the Seller owed to HLCO (the “Loan Obligation”). The Loan Obligation was originally an obligation of the Seller to CircleUp Credit Advisors LLC. HLCO acquired the Loan Obligation from CircleUp Advisors LLC on September 9, 2022, for cash consideration of $2 million and a seven-year warrant to purchase up to 1,500,000 shares of HLCO common stock at an exercise price of $2.00 per share.

The Buyer Shares are restricted securities and will also be subject to a contractual lock-up pursuant to which the holder(s) of the Buyer Shares will agree not to transfer any of the Buyer Shares for a three-year period, and then the Buyer Shares will be released from the lock-up in four equal quarterly installments beginning on the first day of the fiscal quarter beginning after the third anniversary of the Closing date and on the first day of each of the next three fiscal quarters, in accordance with the lock up provisions set forth in the Purchase Agreement. Under the Purchase Agreement, the Seller may distribute the Buyer Shares to the Stockholders after one year from the Closing, subject to the recipient Stockholders being subject to the original lock-up terms. The Buyer Shares carry no registration rights that require or permit the filing of any registration statement in connection with their issuance.

The Purchase Agreement contains customary representations, warranties and covenants, including a covenant that the Seller will not compete with or solicit customers of the Business during the period of three years from and after the Closing date.

The Purchase Agreement contains mutual indemnification for breaches of representations and warranties and failure to perform covenants or obligations contained in the Purchase Agreement. In the case of indemnification provided with respect to breaches of representations and warranties, the indemnifying party will only become liable for indemnified losses if the amount exceeds an aggregate of $20, in which case such party will be liable for all losses relating back to the first dollar. The survival period for representations and warranties contained in the Purchase Agreement is 12 months. The Seller and the Stockholders will have no liability under the indemnification provisions of the Purchase Agreement to the Buyer or any Buyer indemnitee in excess of the value of the Buyer Shares, except with respect to claims and losses arising out of common law fraud, criminal activity or willful misconduct.

The closing of the Purchase Agreement was subject to customary closing conditions, including, without limitation, the completion of due diligence investigations; the receipt of any required consents of any third parties or governmental agencies; and the release of any security interests. Following the Closing, the Business will be operated through Your Super HLCO LLC, a Delaware limited liability company wholly owned by the Buyer.

As a condition to the closing of the Acquisition, the two founders of the Seller, Michael Kuech and Kristel De Groot, entered into agreements with Your Super HLCO LLC to continue to work for the Business. The Acquisition closed on October 14, 2022.

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